Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (hereafter, “Agreement”) is entered into by and between CYRUSONE LLC, a Delaware limited liability company (hereafter, “Employer”), and THOMAS W. BOSSE (hereafter, “Employee”), this 31st day of July, 2015 (the “Agreement Date”).

WHEREAS, Employee has been employed by Employer pursuant to that certain Employment Agreement dated as of March 18, 2013, by and between Employer and Employee (the “Employment Agreement”); and

WHEREAS, the parties wish to enter into an agreement providing for termination of Employee’s employment on a mutually agreeable basis and resolving any potential disputes between Employee and Employer.

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.                                      Termination Date.  Employee’s employment with Employer will terminate effective August 31, 2015, or such earlier date determined by the Chief Executive Officer in his sole discretion (the “Termination Date”).  As of the Termination Date, Employee’s status as an officer and employee of Employer and its affiliates (collectively, the “CyrusOne Group”) shall cease in its entirety.  To the extent there is any requirement that Employer give written or advance notice to Employee of the termination of Employee’s employment, Employee waives such notice requirement.

2.                                      Transition Services.  From the Agreement Date through the Termination Date (the “Transition Period”), Employee will remain employed by Employer pursuant to the Employment Agreement and shall perform such services requested by the Board of Directors or Chief Executive Officer including services to assist in the transition to a new general counsel.  When performing legal services during the Transition Period, Employee will consult regularly with the individual who will be the new general counsel. Employee will perform such services fully and faithfully.  Employee agrees that during the Transition Period he will not terminate employment due to a Constructive Termination as described in the Employment Agreement.  During the Transition Period, Employer will continue to pay Employee’s annual base salary as in effect on the Agreement Date, payable in accordance with Employer’s normal payroll practices, and Employee may continue to participate in the CyrusOne Group health and welfare benefit plans and 401(k) plan, subject to the terms of the plans.  On or as soon as practicable after the Termination Date, Employee will be paid his earned but unused paid time off through the Termination Date, pursuant to Employer policy.  All payments will be subject to tax withholding and regular deductions.

3.                                      Benefits Termination.  Employee’s coverage under CyrusOne Group benefit plans and his participation in and eligibility for any compensation, bonus, or equity plans or practices of CyrusOne Group will cease on the Termination Date.  Employee may elect such insurance continuation or conversion as may be available under the applicable benefit plan terms and applicable law for the period after the Termination Date so long as he makes a valid election for such continuation and makes the payments necessary for continuation or conversion.  Employee specifically acknowledges and agrees that he is not entitled to any salary, severance, wages, commissions, options or other equity (or accelerated vesting thereof), benefits, insurance, or other compensation from the CyrusOne Group, except as specifically set forth herein.

4.                                      Separation Pay and Benefits.  Provided that Employee executes the release of claims in Exhibit A hereto and it becomes irrevocable by the sixtieth (60th) day after the Termination Date, Employee will receive the following:

(i)                                     On the date that is sixty (60) days after the Termination Date, Employer shall pay Employee severance of $890,974.70 in a single lump sum cash payment.

(ii)                                  The restrictions on all 65,790 restricted common shares of CyrusOne Inc. granted to Employee with the award date of January 17, 2013, pursuant to the Executive Restricted Stock Award under the provisions of the CyrusOne 2012 Long Term Incentive Plan (the “Plan”) shall lapse and such shares shall become vested with all entitlements thereto on the Termination Date.

(iii)                               The restrictions on the target number of common shares of CyrusOne Inc. subject to the Executive Non-Statutory Performance Stock Option Award under the provisions of the Plan, granted to Employee with the award date of April 17, 2013 (10,455 shares) shall lapse on the Termination Date and such options shall become vested with all entitlements thereto on the Termination Date, to the extent not already vested, and Employee may exercise such vested options in accordance with the award agreement within one year after the Termination Date.  The vested options will terminate, if not exercised, at the expiration of this one-year period.

(iv)                              The restrictions on the target number of common shares of CyrusOne Inc. subject to the Executive Performance Restricted Stock Award under the provisions of the Plan, granted to Employee with the award date of April 17, 2013 (13,757 shares) shall lapse on the Termination Date and such shares shall become vested with all entitlements thereto on the Termination Date, to the extent not already vested.

(v)                                 The restrictions on the target number of common shares of CyrusOne Inc. subject to the Executive Performance Restricted Stock Award under the provisions of the Plan, granted to Employee with the award date of February 7, 2014 (36,320 shares) shall lapse and the shares become vested with all entitlements thereto on the Termination Date, to the extent not already vested.

(vi)                              Pursuant to the Executive Time-Based Restricted Stock Award under the provisions of the Plan, granted to Employee with the award date of February 10, 2015, the restrictions on 2,533 common shares of CyrusOne Inc. will lapse and the shares shall become vested with all entitlements thereto on the Termination Date, and the remaining 2,415 shares will be immediately forfeited on that date.

(vii)                           Pursuant to the Executive Non-Statutory Stock Option Award under the provisions of the Plan, granted to Employee with the award date of February 10, 2015, the restrictions on 15,838 options will lapse and the options shall become vested with all entitlements thereto on the Termination Date, and the remaining 15,103 options will be immediately forfeited on that date.   Employee may exercise such vested options in accordance with the award agreement within one year after the Termination Date.  The vested options will terminate, if not exercised, at the expiration of this one-year period.

(viii)                        The restrictions on the target number of common shares of CyrusOne Inc. subject to the Executive Performance Restricted Stock Award under the provisions of the Plan, granted to Employee with the award date of February 10, 2015 (14,844 shares) shall become lapse and the shares shall become fully vested with all entitlements thereto on the Termination Date.

(ix)                              Provided Employee makes a timely election for COBRA continuation coverage under CyrusOne Group’s group health and welfare benefit plans, Employer will pay or reimburse the portion of the COBRA premiums that exceeds the active employee rate for up to twelve months after the Termination Date. The portion of the COBRA premiums that Employer pays will be additional taxable income to Employee.

(x)                                 On the date that is sixty (60) days after the Termination Date, Employer shall pay Employee $4,622 in a single lump sum cash payment to pay for converted group term life insurance coverage.

No payments will be made or benefits provided if the general release in Exhibit A hereto does not become irrevocable by the sixtieth (60th) day after the Termination Date. If any equity award is deemed vested as of the Termination Date but would not otherwise have vested according to its terms, but the general release is revoked, such equity acceleration will be immediately rescinded and revoked and the underlying shares forfeited.  Employee acknowledges that, in the absence of his execution of the general release, benefits and payments specified above would not otherwise be due to him.

All payments and benefits will be processed in accordance with the normal payroll practices of Employer, and are subject to deductions for payroll taxes, income tax withholding and other deductions required by law or authorized by Employee.

5.                                      No Admission.  This Agreement has been offered for the sole purpose of permitting Employee to leave his position at Employer in a manner that is mutually beneficial to him and to Employer.  Employee understands and agrees that Employer’s offering of this Agreement does not constitute a suggestion or an admission by Employer of any unlawful or wrongful action or any violation of any contract or any federal, state or local decisional law, statute, regulation or constitution.

6.                                      Return of Property.  Employee agrees and represents that Employee has returned to Employer, or will return before the Termination Date, any and all CyrusOne Group property, in accordance with the requirements of the Employment Agreement.

7.                                      Restrictive Covenants.  This Agreement does not supersede any prior agreement or promise between Employee and any of the Released Parties regarding confidentiality, non-competition, non-disclosure or non-solicitation, and any and all such agreements and promises shall remain in full force and effect.  Specifically, Employee acknowledges and reaffirms his post-employment obligations and other restrictive covenants that are set forth in the Employment Agreement (Sections 7, 8, 9, 10, 11, and 12), the Plan and the awards issued to him thereunder.

8.                                      Non-disparagement.  Each party agrees that it will not, directly or indirectly, make to third parties any oral, written, or electronic statement which directly or indirectly impugns the quality or integrity of the other party, or any other disparaging or derogatory remarks about the other party; provided that this obligation shall not apply to responses to inquiries by governmental agencies or inquiries by any person or entity through a subpoena or other legal process, or statements made under oath.

9.                                      No Presumption Against Interest. This Agreement has been jointly negotiated, drafted, and reviewed by Employee and Employer and, therefore, no provision arising directly or indirectly herefrom may be construed against any party as being drafted by that party.

10.                               Dispute Resolution.  Employer and Employee agree that all disputes, controversies or claims between them arising out of or relating to this Agreement shall be submitted to arbitration pursuant to the terms and conditions set forth in the Employment Agreement.

11.                               No Waiver.  No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by both parties to this Agreement.

12.                               Successors.  The provisions of this Agreement shall inure to the benefit of Employer, its successors and assigns, and shall be binding upon Employee and his heirs, administrators and assigns.

13.                               Acknowledgement.  The parties represent that they have read this Agreement, that they understand all of its terms, and that in executing this Agreement they do not rely and have not relied upon any representations or statements made by the other with regard to the subject matter, basis, or effect of the Agreement.

14.                               Entire Agreement.  Employee and Employer finally agree that, except for the provisions of any other agreement referred to herein as surviving this Agreement, and the general release contained in Exhibit A, this Agreement: (i) contains and constitutes the entire understanding and agreement between them with respect to its subject matter; (ii) supersedes and cancels any previous negotiations, agreements, commitments, and writings with respect to the subject matter herein; (iii) may not be released, discharged, abandoned, supplemented, changed or modified in any manner except by a writing of concurrent or subsequent date signed by both parties; and (iv) shall be construed and enforced in accordance with the laws of the State of Texas, without regard to its conflicts of laws provisions.  Employee and Employer further agree that if any provision of this Agreement is held to be unenforceable, such provision shall be considered to be separate, distinct, and severable from the other remaining provisions of this Agreement, and shall not affect the validity or enforceability of such other remaining provisions. If this Agreement is held to be unenforceable as written, but may be made enforceable by limitation, then such provision shall be enforceable to the maximum extent permitted by applicable law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Agreement Date.

Thomas W. Bosse

/s/ Thomas W. Bosse

Date: July 31, 2015

CyrusOne LLC

By:	/s/ Gary J. Wojtaszek
Gary J. Wojtaszek
Title:	President and Chief Executive Officer

Date:	July 31, 2015

EXHIBIT A

RELEASE AGREEMENT

In consideration for the mutual promises described in that certain Separation Agreement dated as of July 31, 2015, as may be amended (the “Separation Agreement”) executed between CyrusOne LLC (the “Employer”) and Thomas W. Bosse (the “Employee”), the parties enter into the following general release (the “General Release”) and agree as follows:

1.                                      General Release.

1.1                               Employee unconditionally, irrevocably and absolutely releases and discharges Employer, and any and all parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Employer, past and present, as well as Employer’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Employer, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Employer.  This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of state law, the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, Chapter 21 of the Texas Labor Code, and all claims for attorneys’ fees, costs and expenses.

1.2                               Notwithstanding the broad scope of this General Release, this General Release is not intended to bar any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits.  Nothing in this General Release is intended to interfere with Employee’s right to file a charge or participate in an administrative investigation or proceeding; provided, however, that Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein.

1.3                               Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this General Release and agrees, nonetheless, that this General Release and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

1.4                               Employee declares and represents that Employee intends this General Release to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete.  Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

2.                                      Representation Concerning Filing of Legal Actions.  Employee represents that, as of the date of this General Release, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Employer or any of the other Released Parties in any court or with any governmental agency.

3.                                      No Admissions.  By entering into this General Release, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct.  The parties understand and acknowledge that this General Release is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

4.                                      Older Workers’ Benefit Protection Act.  This General Release is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f).  Employee is advised to consult with an attorney before executing this General Release.

4.1                               Acknowledgments/Time to Consider.  Employee acknowledges and agrees that (a) Employee has read and understands the terms of this General Release; (b) Employee has been advised in writing to consult with an attorney before executing this General Release; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given 21 days to consider whether or not to enter into this General Release (although Employee may elect not to use the full 21 day period at Employee’s option); and (e) by signing this General Release, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.

4.2                               Revocation/Effective Date.  This General Release shall not become effective or enforceable until the eighth day after Employee signs this General Release.  In other words, Employee may revoke Employee’s acceptance of this General Release within seven days after the date Employee signs it.  Employee’s revocation must be in writing and received by Denise Sikes, Vice President, Human Resources at 1649 W. Frankford Road, Carrollton, TX 75007, by 5:00 p.m. Central Time on the seventh day in order to be effective.  If Employee does not revoke acceptance within the seven day period, Employee’s acceptance of this General Release shall become binding and enforceable on the eighth day.

4.3                               Preserved Rights of Employee.  This General Release does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act of 1967 that arise after the execution of this General Release.  In addition, this General Release does not prohibit Employee from challenging the validity of this General Release’s waiver and release of claims under the Age Discrimination in Employment Act of 1967.

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5.                                      Severability.  In the event any provision of this General Release shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

6.                                      Full Defense.  This General Release may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.

7.                                      Governing Law; Forum.  The validity, interpretation and performance of this General Release shall be construed and interpreted according to the laws of the United States of America and the State of Texas without giving effect to conflicts of law principles.

8.                                      Entire Agreement.  This General Release and the Separation Agreement, incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This General Release may be amended or modified only with the written consent of Employee and the Board of Directors of Employer.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS GENERAL RELEASE HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS GENERAL RELEASE ON THE DATES SHOWN BELOW.

EMPLOYEE

Dated:

CYRUSONE LLC

By:
Its:
Dated:

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